Exhibit 99.1

Jounce Therapeutics Reports First Quarter 2017 Financial Results

- Completed upsized initial public offering raising $117.1 million in gross proceeds -
- Presented preclinical data supporting ongoing Phase 1/2 ICONIC study -
- Initiated Phase 2 portion of ICONIC study evaluating JTX-2011 in advanced solid tumors -

CAMBRIDGE, Mass., May 9, 2017 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical stage company focused on the discovery and development of novel cancer immunotherapies coupled with predictive biomarkers for patient enrichment, today reported financial results and provided a corporate update for the first quarter ended March 31, 2017.

“Our successful IPO in the first quarter marked an important milestone for the company and has provided us the financial flexibility to focus on the execution of our lead clinical program, JTX-2011, and to continue to advance our earlier-stage targets emerging from our Translational Science Platform,” said Richard Murray, Ph.D., chief executive officer of Jounce Therapeutics. “We continue to execute on our goal of being a leading next-generation immunotherapy company, having recently announced the start of the Phase 2 portion, designed to evaluate preliminary efficacy, of our Phase 1/2 ICONIC study of JTX-2011 in patients with advanced solid tumors. The safety, PK and PD data from the Phase 1 portion of the study, launched last summer, will be presented at ASCO 2017, and we remain on track to disclose data from the Phase 2 preliminary efficacy evaluation by the end of the year.”

Corporate Highlights:

•
Completed upsized initial public offering (IPO): In February 2017, Jounce completed its IPO of 7,319,750 shares of common stock at a public offering price of $16.00 per share, including 954,750 shares of common stock issued upon the full exercise by underwriters of their option to purchase additional shares. The gross proceeds from the IPO were approximately $117.1 million, or $106.5 million after deducting underwriting discounts and commissions and other offering expenses.

•	Added to Russell Indexes®: Effective March 31, 2017, Jounce was added to the Russell 2000®, 3000® and Microcap® Indexes as part of Russell’s quarterly additions of companies with recent IPOs.

Clinical Highlights:

•
Presented JTX-2011 preclinical data at American Association for Cancer Research (AACR) Annual Meeting: In April 2017, Jounce presented preclinical data during an oral session at AACR that supports the ongoing Phase 1/2 ICONIC study of JTX-2011, an agonist monoclonal antibody targeting ICOS (Inducible T cell CO-Stimulator). Additionally, Jounce presented details on the design of the ICONIC study during a poster session at the meeting.

•
Initiated the Phase 2 portion of the ICONIC study of JTX-2011: In April 2017, the Phase 2 portion of the Phase 1/2 ICONIC study of JTX-2011 was initiated in patients with advanced solid tumors. Patient enrollment has commenced in Part C of the study, which evaluates JTX-2011 as a monotherapy in at least three indication specific cohorts, including head and neck squamous cell cancer (HNSCC) and non-small cell lung cancer (NSCLC). The Part D portion, which is expected to begin enrolling in the second quarter of 2017, will evaluate JTX-2011 in combination with nivolumab and will include at least five cohorts, including HNSCC, NSCLC, triple negative breast cancer, melanoma and gastric cancer.

Upcoming Data Presentation:

•
Jounce will report data from the Phase 1 portion of the ICONIC study of JTX-2011 at the American Society of Clinical Oncology (ASCO) Annual Meeting on June 2-6, 2017 in Chicago, Illinois. The safety, PK and PD data from both monotherapy and in combination with nivolumab (marketed as OPDIVO®), will represent the first reported human data of the ICOS agonist approach in cancer immunotherapy.

First Quarter 2017 Financial Results:

•
Cash Position: Cash, cash equivalents and investments as of March 31, 2017 were $340.0 million, compared to $257.4 million as of December 31, 2016. This increase was primarily due to the $106.5 million in net proceeds from the IPO, offset by operating costs during the quarter.

•
Collaboration Revenue: Collaboration revenue was $20.3 million for the first quarter of 2017. Jounce did not record any collaboration revenue during the same period in 2016. The increase in revenue was due to the Company’s global strategic collaboration with Celgene, which it entered into in July 2016. Collaboration revenue in the first quarter of 2017 reflected the amortization of the upfront payment of $225.0 million received from Celgene in 2016.

•
R&D Expenses: Research and development expenses were $15.0 million for the first quarter of 2017, compared to $8.3 million for the same period in 2016. The increase in R&D expenses was primarily due to $2.7 million in increased clinical costs related to the Phase 1/2 ICONIC study of JTX-2011 and $2.5 million in increased employee compensation costs related to increased headcount.

•
G&A Expenses: General and administrative expenses were $5.6 million for the first quarter of 2017, compared to $2.6 million for the same period in 2016. The increase in G&A expenses was primarily due to $1.0 million in increased employee compensation costs related to increased headcount, $0.9 million in increased facilities costs and $0.8 million in increased costs related to travel, insurance and audit and tax fees.

•
Net Income (Loss): Net income was $0.4 million for the first quarter of 2017, or a basic and diluted net loss per share attributable to common shareholders of $0.02 as a result of preferred stock dividends that were accrued prior to the completion of the IPO, as compared to a net loss of $10.9 million for the same period in 2016, or a basic and diluted net loss per share attributable to common stockholders of $6.81. The decrease in net loss per share attributable to common shareholders is primarily due to the completion of the IPO in February 2017, which resulted in the sale of 7,319,750 shares of common stock and the automatic conversion of 22,283,690 shares of convertible preferred stock into shares of common stock.

Financial Guidance:
Jounce reiterates the financial guidance previously provided for the full year 2017. Based on its current operating plan, Jounce expects to use approximately $100.0 to $120.0 million in cash for the full year 2017, including the projected expense of operating activities, build out and capital costs associated with the relocation of its lab and office space within Cambridge, Massachusetts and federal and state income taxes related to the receipt of the Celgene upfront payment of $225.0 million in 2016.

Jounce expects collaboration revenue for the full year 2017 of approximately $80.0 million, representing the amortization of the Celgene upfront payment of $225.0 million received in 2016.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding the timing, progress and results of preclinical studies and clinical trials for Jounce’s product candidates and any future product candidates; the timing, scope or likelihood of regulatory filings and approvals; and Jounce’s ability to identify new targets for additional product candidates, to develop future product candidates and combination therapies, and to successfully commercialize and market products may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward looking statements, which often include words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “predict,” “target,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates, the pre-clinical and clinical results for its product candidates, which may not support further development and marketing approval, the potential advantages of Jounce’s product candidates, the development plans of its product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of pre-clinical studies and clinical trials of its product candidates, Jounce’s anticipated milestones, Jounce’s ability to obtain, maintain and protect its intellectual property, Jounce’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, the timing, cost or other aspects of a potential commercial launch of Jounce’s product candidates and potential future sales of our current product candidates or any other potential products if any are approved for marketing, competition from others developing products for similar uses, Jounce’s ability to manage operating expenses, Jounce’s ability to maintain its collaboration with Celgene and establish or maintain future collaborations, Jounce’s dependence on third parties for development, manufacture, marketing, sales and distribution of product candidates, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Social Media
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About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long‑lasting benefits to patients. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within tumors to prioritize targets, and then identifies related biomarkers designed to match the right therapy to the right patient. Jounce’s lead product candidate, JTX-2011, is a monoclonal antibody that binds to and activates ICOS and is currently in a Phase 1/2 trial. For more information, please visit www.jouncetx.com/.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenue:
Collaboration revenue—related party	$20,289	$—
Operating expenses:
Research and development	14,959	8,255
General and administrative	5,577	2,646
Total operating expenses	20,536	10,901
Operating loss	(247)	(10,901)
Other income, net:
Other income, net	632	11
Total other income, net	632	11
Net income (loss)	$385	$(10,890)

Reconciliation of net income (loss) to net loss attributable to common stockholders:
Net income (loss)	$385	$(10,890)
Accrued dividends on Series A convertible preferred stock	(268)	(935)
Accrued dividends on Series B convertible preferred stock	(318)	(1,109)
Accrued dividends on Series B-1 convertible preferred stock	(208)	—
Net loss attributable to common stockholders	$(409)	$(12,934)
Net loss per share attributable to common stockholders, basic and diluted	$(0.02)	$(6.81)
Weighted-average common shares outstanding, basic and diluted	23,543	1,899

Jounce Therapeutics, Inc.
Selected Condensed Consolidated Balance Sheet Data (unaudited)
(amounts in thousands)

	March 31,	December 31,
	2017	2016
Cash, cash equivalents and investments	$339,961	$257,374
Working capital	$178,852	$61,114
Total assets	$360,822	$271,312
Total deferred revenue—related party	$167,514	$187,804
Convertible preferred stock	$—	$139,038
Total stockholders’ equity (deficit)	$177,955	$(69,088)

Media Contact:
Katie Engleman
Pure Communications, Inc.
(919) 333-7722
katie@purecommunicationsinc.com

Investor Contact:
Beth DelGiacco
Stern Investor Relations, Inc.
(212) 362-1200
beth@sternir.com